EXHIBIT 3.3


                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.


        Pursuant to the provisions of Section 607.1006, Florida Statutes, Advanced Electronic Support Products, Inc., a Florida corporation (the "Corporation") hereby amends its Amended and Restated Articles of Incorporation to include the following additional Articles:


                                  ARTICLE VIII.

                               SHAREHOLDER ACTION


        Any action required or permitted to be taken by the shareholders of the Corporation at any annual or special meeting of shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders and may not be taken or effected by a written consent of shareholders in lieu thereof.


                                   ARTICLE IX.

                              AMENDMENT OF BY-LAWS


        SECTION 1.    AMENDMENT BY DIRECTORS.

        Except as otherwise provided by law, the By-Laws of the Corporation may be amended or repealed by the Board of Directors.

        SECTION 2.    AMENDMENT BY SHAREHOLDERS.

        The By-laws of the Corporation may be amended or repealed at any annual meeting of shareholders, or special meeting of shareholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that shareholders approve such amendment or repeal at such meeting of shareholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.


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                                   ARTICLE X.

                     AMENDMENT OF ARTICLES OF INCORPORATION


        The Corporation reserves the right to amend or repeal these Articles of Incorporation in the manner now or hereafter prescribed by statute and these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. No amendment or repeal of these Articles of Incorporation shall be made unless the same is approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with the Florida Business Corporation Act and, when required by the Florida Business Corporation Act, thereafter approved by the shareholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by these Articles of Incorporation or by law, the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together a single class at a duly constituted meeting of shareholders called expressly for such purpose shall be required to amend or repeal any provisions of these Articles of Incorporation; provided, however, that the affirmative vote of not less than 80% of the total votes eligible to be cast by holders of voting stock, voting together a single class, shall be required to amend or repeal any of the provisions of this Article.

        This Amendment was approved by all necessary director and shareholder action, and the number of votes for the Amendment by the shareholders was sufficient for approval, on January 16, 1997, in accordance with the Florida Statutes.

Dated:  January 16, 1997.

                                                   /s/ SLAV STEIN
                                                   --------------------------
                                                   Slav Stein, President

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